Exhibit 99.1

Flutter Entertainment plc

Appointment of Non-Executive Directors

New York, United States, July 1, 2024

Flutter Entertainment plc (“Flutter” or the “Company”) (NYSE: FLUT; LSE:FLTR) announced today that the Board of Directors (the “Board”) has appointed Robert R. Bennett (“Dob”) and Christine M. McCarthy to the Board as non-executive directors, effective as of July 30, 2024. Mr. Bennett will be appointed as a member of the Risk and Sustainability Committee of the Board and Ms. McCarthy will be appointed as a member of the Audit Committee of the Board at such time.

The Board has determined that both Mr. Bennett and Ms. McCarthy are independent directors in accordance with the New York Stock Exchange listing standards.

Mr. Bennett, 66, is the Managing Director of Hilltop Investments, LLC, a private investment company, a position he has held since 2005. Previously, Mr. Bennett served as President of Discovery Holding Company, a media and entertainment company. Before that, Mr. Bennett served as President and Chief Executive Officer and Principal Financial Officer, at Liberty Media Corporation (“Liberty Media”), a media, entertainment and online commerce company. Prior to his tenure at Liberty Media, Mr. Bennett worked at Tele-Communications, Inc. and The Bank of New York. Mr. Bennett currently serves as a director of HP Inc. and Liberty Media. Previously, he has served as a director of Warner Bros. Discovery, Inc., Sprint Corporation, Demand Media, Inc., Discovery Holding Company, Liberty Interactive Corporation and Sprint Nextel Corporation.

Ms. McCarthy, 69, was formerly the Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (“Disney”) from 2015 until June 2023. She most recently served as a Strategic Advisor of Disney from July 2023 until June 2024. Prior to her appointment as Chief Financial Officer, she held positions of increasing responsibility at Disney, serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015, after joining Disney as Senior Vice President and Treasurer in January 2000. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to December 1999. Ms. McCarthy currently serves as a director of The Procter & Gamble Company and is the Chair of its Audit Committee and is a director of FM Global and the Chair of its Finance Committee. She is also on the board of civic and educational organizations, the Board of Trustees of the Westridge School in Pasadena, and the Board of Trustees of the Carnegie Institution for Science having previously been on the Board of the Los Angeles Philharmonic Association, UCLA Anderson School of Management, Smith College, and Phoenix Houses of California, Inc.

Commenting on Robert R. Bennett’s and Christine M. Mcarthy’s appointments, John Bryant, Chair of the Group, said “ I am delighted to welcome Dob and Christine as Non-Executive Directors of the Board which will be further strengthened by their appointments. Both have experience and career backgrounds that are highly relevant to our business. We look forward to Robert and Christine joining the Flutter Board and contributing to the Company’s future”.

Enquiries:

Edward Traynor

Company Secretary

+353872232455